EX-99.2 REVISED SELECTED FINANCIAL DATA

ITEM 6. SELECTED FINANCIAL DATA
Note: The information contained in this Item has been updated for the change to the definition of Adjusted EBITDA, as discussed in the Notes to the Consolidated Financial Statements. This Item has not been updated for any other changes since the filing of the 2013 Annual Report on Form 10-K. For significant developments since the filing of the 2013 Form 10-K, refer to Avis Budget Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

	As of or For the Year Ended December 31,
	2013	2012	2011	2010	2009
		(In millions, except per share data)
Results of Operations
Net revenues	$7,937	$7,357	$5,900	$5,185	$5,131

Net income (loss)	$16	$290	$(29)	$54	$(47)

Adjusted EBITDA (a)	$769	$840	$610	$409	$225

Earnings (loss) Per Share
Basic	$0.15	$2.72	$(0.28)	$0.53	$(0.46)
Diluted	0.15	2.42	(0.28)	0.49	(0.46)

Financial Position
Total assets	$16,284	$15,218	$12,938	$10,327	$10,093
Assets under vehicle programs	10,452	10,099	9,090	6,865	6,522
Corporate debt	3,394	2,905	3,205	2,502	2,131
Debt under vehicle programs (b)	7,337	6,806	5,564	4,515	4,374
Stockholders’ equity	771	757	412	410	222
__________

(a)
The following table reconciles Adjusted EBITDA to Net income (loss) within our Selected Financial Data, which we define as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
Adjusted EBITDA	$769	$840	$610	$409	$225
Less: Non-vehicle related depreciation and amortization	152	125	95	90	96
Interest expense related to corporate debt, net	228	268	219	170	153
Early extinguishment of debt	147	75	—	52	—
Restructuring expense	61	38	5	11	20
Transaction-related costs	51	34	255	14	—
Impairment	33	—	—	—	33
Income (loss) before income taxes	97	300	36	72	(77)
Provision for (benefit from) income taxes	81	10	65	18	(30)
Net income (loss)	$16	$290	$(29)	$54	$(47)
__________

(b)	Includes related-party debt due to Avis Budget Rental Car Funding (AESOP) LLC (“Avis Budget Rental Car Funding”). See Note 14 to our Consolidated Financial Statements.
In presenting the financial data above in conformity with GAAP, we are required to make estimates and assumptions that affect the amounts reported. See “Critical Accounting Policies” under Item 7 of this Report on Form 8-K for a detailed discussion of the accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

TRANSACTION RELATED-COSTS, RESTRUCTURING AND OTHER ITEMS
During 2013, 2012, 2011 and 2010, we recorded $51 million, $34 million, $255 million and $14 million, respectively, of transaction-related costs, primarily related to our acquisition of Avis Europe and Zipcar, the integration of acquired businesses with our operations and expenses related to our previous efforts to acquire Dollar Thrifty Automotive Group, Inc. (“Dollar Thrifty”). In 2013, these costs were primarily related to the acquisition of Zipcar and the integration of acquired businesses. During 2012, these costs were primarily related to the integration of Avis Europe’s operations with the Company’s. In 2011, these costs included (i) a $117 million non-cash charge related to the unfavorable license rights reacquired by the Company through the acquisition of Avis Europe, which provided Avis Europe with royalty-free license rights within certain territories, (ii) $89 million of expenses related to due-diligence, advisory and other costs, and (iii) $49 million for losses on foreign-currency transactions related to the Avis Europe purchase price. In 2010, these costs related to due-diligence and other cost for our previous efforts to acquire Dollar Thrifty. See Notes 2 and 5 to our Consolidated Financial Statements.
In 2012, we implemented a restructuring initiative related to our Truck Rental segment, and in 2011, we implemented a restructuring initiative subsequent to the acquisition of Avis Europe. In 2010 and 2009, we implemented cost-reduction and efficiency improvement plans to reduce costs, enhance organizational efficiency and consolidate and rationalize existing processes and facilities. We recorded expenses related to these and other restructuring initiatives of $61 million in 2013, $38 million in 2012, $5 million in 2011, $11 million in 2010, and $20 million in 2009. See Note 4 to our Consolidated Financial Statements.
In 2013, 2012 and 2010, we recorded $147 million, $75 million, and $52 million, respectively, of expense related to the early extinguishment of corporate debt.
In 2013, we recorded a charge of $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee. In 2009, we recorded a $33 million ($20 million, net of tax) non-cash charge for the impairment of investments, to reflect the other-than-temporary decline of the investments’ fair value below their carrying value.

2